CONFIDENTIAL INFORMATION

Project Cheetah
Initial Antelope Proposal Perspectives

July 20, 2021

BMO Capital Markets®

Antelope Proposal Summary (13-Jul-21)

TERM	DESCRIPTION
Consideration	• Proposed offer price of C$4.00/sh in cash, representing a one-day premium of ~23% and a premium of ~55% to Cheetah 5-May-21 closing share price(1) • Antelope would acquire all Cheetah common shares it does not already own • Proposal values Cheetah at a total equity value of C$556 mm on 100% basis
Due Diligence	• All technical, legal and financial due diligence that would impact view of value completed • Subject to satisfactory completion of confirmatory due diligence
Voting Support	• Voting support agreements from Cheetah's officers, directors and key shareholders expected ▪ Board and management represent ~5% of basic shares outstanding ▪ Would seek to enter into a support agreement with Sprott Asset Management concurrent with announcing transaction
Structure and Definitive Agreement	• Transaction would be structured as a plan of arrangement • Terms of definitive agreement would be negotiated between Cheetah and Antelope
Advisors	• Financial Advisor: RBC Capital Markets, LLC • Canadian Legal Counsel: Stikeman Elliott LLP • U.S. Legal Counsel: Cravath, Swaine & Moore LLP and Hogan Lovells US LLP
Other	• Antelope Board of Directors aware of proposal • Proposal not subject to a financing condition or approval by Antelope shareholders • Exclusivity provisions contained in loan agreement remain in effect
Timing	• Antelope's advisors have indicated that Antelope would like to proceed expeditiously

IMPLIED TRANSACTION METRICS AT ANN.

One-Day Premium	(%)	23%
20-Day VWAP Premium	(%)	17%
Implied Premium to 5-May-21 Share Price(1)	(%)	55%
Implied Premium to HUSP(2)	(%)	56%
Implied Premium to VWAP Since Loan Ann.(3)	(%)	19%
P / NAV - Street(4)	(ratio)	0.78x
P / NAV - Street (Excl. Roth)(4,5)	(ratio)	0.87x
P / NAV - Corporate Model	(ratio)	0.58x
EV / Resources	(US$/oz Au Eq.)	$93

Source: Antelope 13-Jul-21 proposal, Cheetah management model at street consensus pricing, FactSet, street research
1. Cheetah unaffected share price prior to Antelope loan agreement announcement.
2. Hypothetical undisturbed share price (HUSP) calculated as Cheetah's unaffected closing share price on 5-May-21 adjusted for market return of selected gold developers over the period (until 12-Jul-21).
3. Since 6-May-21, date of Antelope loan agreement announcement.
4. Based on post-announcement NAVPS estimates.
5. Street consensus P / NAV excluding Roth as broker values Cheetah on a buyout model basis.

Section 1: Perspectives on Cheetah

Cheetah Trading Since Announcement

SHARE PRICE & VOLUME SINCE PROPOSAL[1]


Cheetah Volume
Cheetah
Antelope 13-Jul-21 Offer (C$4.00)
Since Announcement, ~13% of Cheetah's shares have traded
C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
Share Price (C$)
10.0
8.0
6.0
4.0
2.0
--
Volume (mm)
C$3.25
C$3.98
C$4.06
C$4.15
C$4.03
C$4.01
12-Jul-21
13-Jul-21
14-Jul-21
15-Jul-21
16-Jul-21
19-Jul-21

Unaffected Avg. Daily Volume[2]	Avg. Daily Volume Since 13-Jul-21	Today's Volume (19-Jul-21)
(mm shares)	(mm shares)	(mm shares)
0.311	3.400	1.292

ARB SPREAD[3]


0.5%
(1.5%)
(3.6%)
(0.7%)
(0.2%)
13-Jul-21
14-Jul-21
15-Jul-21
16-Jul-21
19-Jul-21

Source: FactSet
1. Aggregate volume across all exchanges shown.
2. Last one-year average daily trading volume as of July 12, 2021.
3. Calculated as Antelope proposed offer price of C$4.00 divided by Cheetah's closing share price on specified dates.

Historical Relative Share Price Performance

SINCE ANTELOPE LOAN AGREEMENT[1]

Company	Performance
Cheetah	55%
Orezone	32%
Ascot	22%
Marathon	16%
First Mining	16%
Probe	3%
Artemis	0%
Orla	(2%)
Seabridge	(3%)
Osisko	(5%)
Gold Developers[3]	(5%)
Sabina	(5%)
Gold Standard	(6%)
Integra	(8%)
Treasury	(9%)
Revival	(9%)
Falco	(10%)
Perpetua	(13%)
Liberty	(16%)
Belo Sun	(35%)
S&P / TSX	4%
Spot Gold	1%
S&P / TSX Global Gold	(2%)
Antelope	(10%)

SINCE RECEIPT OF ANTELOPE PROPOSAL[2]

Company	Performance
Cheetah	23%
Belo Sun	7%
Gold Standard	3%
Treasury	3%
Sabina	2%
Perpetua	1%
Probe	1%
Artemis	(2%)
Seabridge	(2%)
Osisko	(3%)
Gold Developers[3]	(4%)
Marathon	(4%)
Integra	(6%)
Falco	(7%)
Ascot	(8%)
Orla	(9%)
Revival	(9%)
Orezone	(11%)
First Mining	(14%)
Liberty	(16%)
S&P / TSX Global Gold	1%
Antelope	1%
Spot Gold	0%
S&P / TSX	(1%)

Cheetah's average daily trading volume since loan agreement announcement is 257k shares[4], compared to 292k shares for three months prior, a decrease of ~12%

Source: FactSet
1. Since unaffected date of 5-May-21.
2. Since unaffected date of 12-Jul-21.
3. Median excludes Cheetah.
4. Calculated as the average daily trading volume between 6-May-21 (announcement date of loan agreement) and 12-Jul-21 (unaffected date prior to Antelope proposal).

Selected Commentary from Cheetah Equity Research Analysts

KEY THEMES

- Potential for increased offer (Blue)
- Possibility of other bidders (Green)
- Complement to Antelope's existing assets (Red)

ANALYST COMMENTARY

- "We currently view this proposal as the first stage of negotiations and ultimately would not be surprised to see a higher price paid to "Cheetah" shareholders. In fact, the proposed price in U.S. dollar terms of about $3.20 per share implies a roughly 54% discount to our price target, and is actually below the company's 52-week trading high of $3.29 per share. In short, we believe that these factors support our view for a higher acquisition price as we see continued upside potential to "Cheetah's" stock price."
- "In conclusion, we still believe that the proposed consolidation within one of the largest new gold districts in Nevada provides "Antelope" with the potential to create a low-cost gold producing asset in a top-tier mining jurisdiction."

– H.C. Wainwright (Jul-21)

- "We raise our rating to BUY from Hold to reflect the potential for an interloper or possible higher bid. We note there are several public and private entities active in an area that saw M&A in 2018 with the acquisition of Northern Empire by Coeur Mining"
- "In our view, "Cheetah's" large mineral endowment and strategic land package complements "Antelope" relatively small footprint in the camp. "Antelope" has been working quietly on the Silicon project (Figure 1) and could likely benefit from Cheetah's surrounding claims and established resource in the camp, which sits at ~4Moz in all categories."

– Canaccord (Jul-21)

- "On July 13, 2021, "Antelope" announced a proposal to acquire "Cheetah's" for CAD$4.00 per share. We believe this offer is significantly below fair value for "Cheetah", but note it is unlikely the pricing could increase by more than 25% from the current offer. Thus, we are reiterating our Buy rating, but cutting our target to USD$4.00... Additionally, we note that at current gold and silver prices we would value the company's assets at $6.00 per share on a buyout basis. Thus, we believe the two companies are likely to negotiate a revised price in the coming weeks."

– Roth (Jul-21)

- "The resource multiple applied stands at US$115/oz (M+I+1/2Inf: ~4Moz Au), a fair offer, even considering the synergies and the large amount of lower-grade, heap leachable ounces that become available at higher gold prices"
- "Other Bidders Possible but Unlikely: "Antelope" already holds 19.5% interest in "Cheetah" and has exploration assets near "Cheetah's" Bullfrog and Mother Lode deposits in southern Nevada. Coeur Mining (CDE-N, Not Rated) and/or Kinross (K-T, Not Rated) are potential rivals but unlikely, we believe."

– iA Capital Markets (Jul-21)

Source: Street research

Selected Estimates from Cheetah Equity Research Analysts

		BMO Capital Markets	Canaccord	H.C. Wainwright	Roth	Industrial Alliance	Street Median	Street Median (Excl. Roth)	Corporate Model at Street Pricing
NAVPS[1]	(US$/share)	$3.17	$2.91	$6.98	$6.00	$4.01	$4.01	$3.59	$5.36
Net Asset Value[1]	(US$ mm)	$440	$405	$971	$834	$558	$558	$499	$745[2]
Implied P / NAV at C$4.00 Offer Price	(ratio)	0.99x	1.07x	0.45x	0.52x	0.78x	0.78x	0.87x	0.58x
Discount Rate	(%)	5.0%	12.0%	11.0%	20.0%	10.0%	11.0%	10.5%	5.0%
Long-Term Gold	(US$/oz Au)	$1,400	$1,796	$1,900	$1,750	n.a.	$1,773	$1,796	$1,600
Share Price Target	(C$)	n.a.	$4.00	$8.77	$4.00	$4.00	$4.00		

Source: Cheetah management model at street consensus pricing, FactSet, street research
Note: "n.a." denotes not publicly available.
1. Adjusted for financing assumptions as applicable.
2. Based on Cheetah management model at street consensus pricing and discounted to 28-Feb-21.

Cheetah Management Model – Operating and Cash Flow Profile

Assumes North Bullfrog Production in 2024 and Mother Lode Production in 2027

PRODUCTION AND COST PROFILE (KOZ AU EQ. / US$/OZ AU EQ.)


North Bullfrog Au Eq. Prod.
Mother Lode Au Eq. Prod.
Co-pdt. AISC
-- -- 77 157 205 409 348 391 300 169 274 288 159 67 39 11 3
$1,688 $376 $639 $747 $806 $611 $980 $1,339 $861 $683 $1,071 $1,431 $1,386 $1,543 $2,201
2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E

UNLEVERED FREE CASH FLOW PROFILE (US$ MM)


After-tax OCF
Capex
Corporate G&A
After-tax FCF
($8) ($175) ($3) $180 ($251) $292 $227 $316 $152 $28 $170 $219 $68 $3 $0 ($7) ($10)
2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E

Source: Cheetah management model at street consensus pricing
Note: Assumes US$10 mm in annual corporate G&A.

Cheetah Management Model Summary

			North Bullfrog	Mother Lode	North Bullfrog + Mother Lode
General	Initial Production Year	(year)	2024	2027	2024
	Mine Life	(years)	15	9	15
	LT Gold Price	(US$/oz)	$1,600	$1,600	$1,600
	LT Silver Price	(US$/oz)	$22.00	$22.00	$22.00
Production	LOM Au Production	(k oz Au)	1,467	1,377	2,844
	LOM Ag Production	(k oz Ag)	3,204	638	3,842
	LOM Au Eq. Production	(k oz Au Eq.)	1,511	1,386	2,897
	Annual Avg. Au Production	(k oz Au)	98	153	190
	Annual Avg. Ag Production	(k oz Ag)	214	71	256
	Annual Avg. Au Eq. Production	(k oz Au Eq.)	101	154	193
Costs	Initial Capex	(US$ mm)	$167	$406	$574
	Sustaining Capex	(US$ mm)	$132	$44	$176
	LOM Avg. Co-Product AISC	(US$/oz Au Eq.)	$880	$801	$843
Net Present Value	Mining NPV	(US$ mm)	$513	$304	$817
	Discount Rate	(%)	5.0%	5.0%	5.0%

Source: Cheetah management model at street consensus pricing
Note: Discounted to February 28, 2021 using mid-period discounting.

Net Asset Value Per Share (NAVPS) Buildup – Cheetah Management Model

COMMENTARY

- Based on North Bullfrog and Mother Lode technical models with the following assumptions
  - Street consensus commodity pricing
  - North Bullfrog production in 2024
  - Mother Lode production in 2027
- Includes US$10 mm in annual corporate G&A expenses (tax-effected)
- Discounted to February 28, 2021 (to coincide with most recent Cheetah financial statements) using mid-period discounting

		Discount Rate	NPV
North Bullfrog	(US$ mm)	5.0%	$513
Mother Lode	(US$ mm)	5.0%	$304
Exploration / Other	(US$ mm)		--
Mining NPV	**(US$ mm)**		**$817**
Add: Cash	(US$ mm)		$13
Add: ITM Proceeds	(US$ mm)		$19
Less: Debt	(US$ mm)		($10)
Less: Corporate G&A	(US$ mm)	5.0%	($94)
Corporate NAV	**(US$ mm)**		**$745**
FD ITM Shares	(mm)		139
NAVPS	**(US$/share)**		**$5.36**
Closing Share Price (19-Jul-21)	**(US$/share)**		**$3.14**
Implied P/NAV	**(ratio)**		**0.59x**

Source: Cheetah management model at street consensus pricing, FactSet, street research

Illustrative Upside / Synergies Available to Antelope


C$ per Share
Up to C$0.55
Represents 100% of illustrative synergies for Antelope, and does not necessarily reflect the allocable synergies to Cheetah
Up to C$1.10
Up to US$60 mm
Up to US$120 mm
600 k oz Au Eq.
Lynnda Strip
1.2 mm oz Au Eq.
Unsterilized Silicon Resources
Illustrative upside / synergies per Cheetah management estimates

Source: Public filings
Note: Assumes illustrative US$100/oz Au Eq. EV/Resources.

Illustrative Cheetah Management Model NPV Sensitivity

NORTH BULLFROG


Current North Bullfrog NPV: US$513 mm
Gold Price (- / + 10%)
($130)
$128
Recovery Rate (- / + 5%)
($81)
$77
Operating Costs (+ / - 10%)
($78)
$78
Production Year (+ / - 1 year)
($37)
$43
Capital Costs (+ / - 10%)
($24)
$24
Silver Price (- / + 10%)
($4)
$4

MOTHER LODE


Current Mother Lode NPV: US$304 mm
Gold Price (- / + 10%)
($112)
$111
Recovery Rate (- / + 5%)
($66)
$66
Operating / Capital Cost (+ / - 10%)
($65)
$65
Capital Costs (+ / - 10%)
($34)
$34
Production Year (+ / - 1 year)
($14)
$22
Silver Price (- / + 10%)
($1)
$1

Source: Cheetah management model at street consensus pricing

Illustrative Hypothetical Future Share Price

Shown for illustrative purposes only and does not represent actual share price ranges at which Cheetah may trade in the future


Implied Price @ Current Multiple (0.59x)
Implied Price @ Jr. Producer Multiple (0.62x)
Implied Price @ Int. Producer Multiple (0.72x)
Illustrative Share Price (C$/share)
Antelope Offer (13-Jul-21): C$4.00
$4.01
$4.29
$4.56
$4.80
$5.09
$5.86
Illustrative future share price range
Current (19-Jul-21)
2024E
2027E

		Current (19-Jul-21)	2024E	2027E
NAVPS	(US$/share)	$5.36	$5.74	$6.41
NAVPS	(C$/share)	$6.85	$7.33	$8.19
Implied Producer Multiple Re-rating IRR (Upside)				
@ Jr. Producer Multiple: 0.62x	(%)	n.a.	3%	4%
@ Int. Producer Multiple: 0.72x	(%)	n.a.	n.a.	6%

Source: Cheetah management model at street consensus pricing, FactSet, street research
Note: North Bullfrog assumes US$167 mm initial capex and US$60 mm working capital / corporate expenses, financed via 50% debt (at 8% interest rate) and 50% equity (at Cheetah closing share price on 19-Jul-21 of C$4.01/share net of fees) in 2022.
Note: 30% of Mother Lode's US$406 mm initial capex (~US$120 mm) financed using debt (8% interest rate) in 2025.
Note: "n.a." denotes not applicable.

Cheetah Ownership Summary

SHAREHOLDER REGISTRY

Investor Information				Current Holdings	
Investor Name	Country	Style	WAC	Basic Shares Outstanding	
			(C$)	(mm)	(%)
Top Strategic & Insider					
Antelope				24.8	19.5%
Management and Other Insiders				6.8	5.4%
Top 10 Institutions					
Sprott[1]	Canada / United States	Growth	$1.87	23.3	18.4%
Van Eck	United States	Value	$1.65	8.6	6.7%
Franklin Advisers	United States	Growth	$1.98	3.3	2.6%
Merk Investments	United States	Growth	$2.02	2.0	1.6%
ASA Gold and Precious Metals	United States	GARP	$1.98	2.0	1.6%
Ruffer	United Kingdom	Value	$2.26	1.7	1.3%
Cypress Wealth Services	United States	GARP	$3.22	0.9	0.7%
Falcon Fund Management	United States	GARP	$1.80	0.4	0.3%
Susquehanna Financial Group	United States	Growth	$2.72	0.1	0.1%
SeaCrest Wealth Management	United States	GARP	$3.82	0.1	0.1%
Other Identified Institutions				1.1	0.8%
Summary					
Strategic & Insider				31.6	24.9%
Institutional Holders				43.4	34.3%
Unidentified Institutional & Retail				51.8	40.8%
Total				**126.8**	**100.0%**

TURN OF FLOAT


Cheetah Closing Share Price (19-Jul-21): C$ 4.01
1st turn from 18-Jun-20 to 19-Jul-21
100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
--
<$2.20
<$2.40
<$2.60
<$2.80
<$3.00
<$3.20
<$3.40
<$3.60
<$3.80
<$4.00
<$4.20

Antelope and Sprott hold 19.5% and 18.4%, respectively, of Cheetah's basic shares outstanding

Source: Bloomberg, FactSet, public filings, SEDI
1. Includes Sprott Asset Management and Sprott Asset Management USA / Tocqueville Asset Management.

Section 2: Preliminary Perspectives on Antelope's Proposal

Selected Public Companies – Gold Developers

P / NAV (ratio)


Fully Funded
Not Fully Funded
P/NAV – Street Excl. Roth at Offer: 0.87x
(Pre-ann. P / NAV[1]: 0.71x)
P/NAV – Street at Offer P / NAV: 0.78x
(Pre-ann. P / NAV[1]: 0.63x)
P/NAV – Corp. Model at Offer : 0.58x
(Pre-ann. P / NAV: 0.47x)
Median: 0.46x
Marathon 0.79x
Orla 0.70x
Probe Metals 0.62x
Sea-bridge 0.60x
Perpetua 0.55x
Ascot 0.54x
Orezone 0.51x
Artemis 0.48x
Osisko 0.48x
Sabina 0.43x
Gold Standard 0.38x
Belo Sun 0.38x
Liberty 0.37x
Integra 0.36x
First Mining 0.32x
Revival 0.30x
Treasury 0.23x
Falco 0.13x
Median 0.46x
Cheetah 0.87x 0.78x 0.59x

Source: Cheetah management model at street consensus pricing, FactSet, public filings, street research
1. Based on post-announcement NAVPS estimates.

Selected Precedent Transactions – P / NAV and EV / Resources

Corporate Transaction
Asset Transaction

P / NAV (RATIO)


4.45x
1.76x
1.71x
1.54x
1.01x
0.97x
0.95x
0.93x
0.87x
0.85x
0.78x
0.78x
0.76x
0.75x
0.74x
0.68x
0.65x
0.65x
0.63x
0.59x
0.58x
0.56x
0.56x
0.56x
0.55x
0.51x
0.50x
0.50x
0.49x
0.46x
0.39x
0.29x
0.18x
Median: 0.65x
Sumitomo - 27.75% Côté (IAMGOLD)
Goldcorp - 25% Cerro Casale (Kinross)
Goldcorp - 25% Cerro Casale (Barrick)
Boroo - Lagunas Norte (ABX)
Gold Fields - 50% Gruyere (Gold Road)
Eldorado - Integra
Teranga - 90% Massawa (ABX)
Coeur Mining - Northern Empire
Antelope - Cheetah (Excl. Roth)
Agnico Eagle - CMC Explor. Assets
Antelope - Cheetah
Zijin - Continental
Wallbridge - Balmoral
Evolution - Battle North
Yamana - Monarch Gold
Goldcorp - Exeter
Centerra Gold - AuRico Metals
Allied Gold - 82% Sadiola(1)
Barsele - 55% Barsele (AEM)
Seabridge - Snowfield (PVG)
Antelope - Cheetah (Mgmt. Model)
Equinox - 10% Greenstone (Orion)
Agnico - Santa Gertrudis (GGD)
Orion - 50% Greenstone (CG)
Newmont - GT Gold
Orion - Dalradian
Shandong - Cardinal
Osisko GR - Barkerville
Sandstorm - Mariana
Endeavour - Avnel Gold
Kinross - Peak Gold (RGLD & CTGO)
Americas Silver - Pershing
Dundee - INV Metals

EV / RESOURCES (US$/AU EQ.)


$226
$181
$146
$128
$115
$100
$97
$93
$92
$86
$85
$82
$73
$71
$61
$58
$57
$55
$51
$50
$42
$42
$35
$31
$30
$27
$27
$26
$25
$17
$17
$17
$11
$10
$4
$2
Median: $51
Sandstorm - Mariana
Evolution - Battle North
Eldorado - QMX Gold
Eldorado - Integra
Coeur Mining - Northern Empire
Zijin - Continental
Kinross - Peak Gold (RGLD & CTGO)
Antelope - Cheetah
Dacian Gold - NTM Gold
Agnico - Santa Gertrudis (GGD)
Americas Silver - Pershing
Gold Fields - 50% Gruyere (Gold Road)
Sumitomo - 27.75% Côté (IAMGOLD)
Teranga - 90% Massawa (ABX)
Shandong - Cardinal
Orion - 50% Greenstone (CG)
Equinox - 10% Greenstone (Orion)
Osisko GR - Barkerville
Wallbridge - Balmoral
Orion - Dalradian
Endeavour - Avnel Gold
Barsele - 55% Barsele (AEM)
Yamana - Monarch Gold
Boroo - Lagunas Norte (ABX)
Agnico Eagle - CMC Explor. Assets
Artemis - Blackwater (NGD)
Goldcorp - 25% Cerro Casale (Kinross)
Goldcorp - 25% Cerro Casale (Barrick)
Dundee - INV Metals
Gran Colombia - Gold X Mining
Centerra Gold - AuRico Metals
Newmont - GT Gold
Rio2 - Atacama Pacific
Allied Gold - 82% Sadiola(1)
Goldcorp - Exeter
Seabridge - Snowfield (PVG)

Source: FactSet, public filings, street research
Note: Median excludes Antelope – Cheetah; Antelope – Cheetah based on post-announcement NAVPS estimates.
1. 41% ANG + 41% IMG.

Selected Precedent Transactions – One-Day, One-Week and One-Month Premium

All Shares Transaction | **Shares + Cash Transaction** | All Cash

ONE-DAY PREMIUM (%)


Median: 49%
409% Shandong - Cardinal
83% Sandstorm - Mariana
67% Goldcorp - Exeter
64% Dundee - INV Metals
62% Newmont - GT Gold
62% Orion - Dalradian
60% Wallbridge - Balmoral
58% Rio2 - Atacama Pacific
56% Antelope - Cheetah (HUSP)(1)
52% Endeavour - Avnel Gold
52% Eldorado - Integra
47% Dacian Gold - NTM Gold
46% Gran Colombia - Gold X Mining
46% Evolution - Battle North
41% Yamana - Monarch Gold
40% Eldorado - QMX Gold
39% Americas Silver - Pershing
38% Centerra Gold - AuRico Metals
26% Ossko GR - Barkerville
23% Antelope - Cheetah
18% Coeur Mining - Northern Empire
13% Zijin - Continental

ONE-WEEK PREMIUM (%)


Median: 55%
247% Shandong - Cardinal
81% Sandstorm - Mariana
70% Dundee - INV Metals
68% Eldorado - QMX Gold
62% Evolution - Battle North
60% Gran Colombia - Gold X Mining
60% Eldorado - Integra
58% Orion - Dalradian
56% Americas Silver - Pershing
56% Rio2 - Atacama Pacific
55% Endeavour - Avnel Gold
54% Goldcorp - Exeter
51% Yamana - Monarch Gold
43% Ossko GR - Barkerville
42% Centerra Gold - AuRico Metals
35% Newmont - GT Gold
32% Zijin - Continental
17% Dacian Gold - NTM Gold
15% Antelope - Cheetah
14% Coeur Mining - Northern Empire

ONE-MONTH PREMIUM (%)


Median: 50%
214% Shandong - Cardinal
94% Sandstorm - Mariana
91% Dundee - INV Metals
81% Goldcorp - Exeter
80% Eldorado - QMX Gold
67% Endeavour - Avnel Gold
61% Ossko GR - Barkerville
53% Rio2 - Atacama Pacific
53% Gran Colombia - Gold X Mining
52% Orion - Dalradian
49% Evolution - Battle North
41% Eldorado - Integra
37% Coeur Mining - Northern Empire
36% Centerra Gold - AuRico Metals
33% Zijin - Continental
31% Americas Silver - Pershing
30% Yamana - Monarch Gold
25% Newmont - GT Gold
14% Dacian Gold - NTM Gold
8% Antelope - Cheetah
7% Wallbridge - Balmoral

Source: FactSet, public filings
Note: Median excludes Antelope – Cheetah.
1. Hypothetical undisturbed share price (HUSP) calculated as Cheetah's unaffected closing share price on 5-May-21 adjusted for market return of selected gold developers over the period (until 12-Jul-21).

Illustrative Implied Metrics at Various Theoretical Prices

		Cheetah Benchmark	Illustrative Price Per Share (C$ / share)					Antelope Benchmark
			C$4.00	C$4.25	C$4.50	C$4.75	C$5.00	
Implied Metrics								
Price per Cheetah Share	(C$/share)	C$4.01	C$4.00	C$4.25	C$4.50	C$4.75	C$5.00	C$24.76
Price per Cheetah Share	(US$/share)	$3.14	$3.13	$3.33	$3.52	$3.72	$3.91	$19.38
Market Capitalization	(US$ mm)	$436	$435	$463	$490	$517	$544	$8,152
Enterprise Value	(US$ mm)	$414	$413	$440	$468	$495	$522	$9,132
Implied Premium Paid to Cheetah	(%)		(0%)	6%	12%	18%	25%	
Implied Bid Premium to Cheetah								
Implied Premium to Cheetah 5-May-21 Closing Share Price[1]	(%)	C$2.58	55%	65%	74%	84%	94%	
Implied Premium to Current HUSP[2]	(%)	C$2.45	63%	74%	84%	94%	104%	
5-Day VWAP (C$/share)	(%)	C$3.96	1%	7%	14%	20%	26%	
20-Day VWAP (C$/share)	(%)	C$3.90	3%	9%	15%	22%	28%	
52-Week / All Time High (C$/share)	(%)	C$4.26	(6%)	(0%)	6%	12%	17%	
52-Week Low(C$/share)	(%)	C$2.17	84%	96%	107%	119%	130%	
Implied Multiples								
P / NAV - Street	(ratio)	0.78x	0.78x	0.83x	0.88x	0.93x	0.98x	1.08x
P / NAV - Street (excl. Roth)	(ratio)	0.87x	0.87x	0.93x	0.98x	1.04x	1.09x	1.08x
P / NAV - Corporate Model	(ratio)	0.59x	0.58x	0.62x	0.66x	0.69x	0.73x	1.08x
EV / Resources	(US$/oz Au Eq.)	$93	$93	$99	$106	$112	$118	$61
Antelope Accretion / (Dilution)								
NAVPS - Street (US$/share)	(%)	$4.01	2%	1%	1%	1%	0%	$17.89
NAVPS - Street (excl. Roth) (US$/share)	(%)	$3.59	1%	0%	0%	(0%)	(1%)	$17.89
NAVPS - Corporate Model (US$/share)	(%)	$5.36	4%	4%	4%	3%	3%	$17.89

Source: Cheetah management model at street consensus pricing, FactSet, public filings, street research
Note: Assumes US$15 mm of transaction costs and does not include synergies.
1. As of 5-May-21, Cheetah unaffected closing share price prior to Antelope loan agreement announcement.
2. Hypothetical undisturbed share price (HUSP) calculated as Cheetah's unaffected closing share price on 5-May-21 adjusted for market return of selected gold developers over the period (until 19-Jul-21).

Appendix

Antelope Overview

OVERVIEW

Antelope Nevada Overview

- Antelope's Nevada portfolio includes three pre-resource stage assets (Silicon, Rhyolite and Transvaal) and its investment in Cheetah
- Silicon was acquired from Renaissance Gold in 2020 for a total transaction value of US$3.0 mm, consisting of an upfront payment of US$2.4 mm and US$0.6 mm within 36 months of signing; seller retained a 1% NSR royalty within a defined area covering ~15,000 acres
  - Silicon is located adjacent to Cheetah's deposits
- Management indicated on FY Q1 2021 earnings call that Antelope is looking at and open to North American opportunities
- Antelope disclosed its commitment of US$30 – 35 mm into greenfield exploration with targeted drill programs in Western Australia and Nevada

Recent News

- Antelope is expected to make a construction decision on Quebradona in H2 2021
- 13-Jul-21: Announced submission of proposal to acquire remaining ~80.5% interest in Cheetah for C$4.00/share
- 6-Jul-21: Announced appointment of Alberto Calderon as Chief Executive Officer effective 1-Sep-21
- 6-May-21: Cheetah announced US$20 mm loan from Antelope
  - Proceeds used to fund North Bullfrog permitting and pre-development work
- 22-Apr-21: Announced decision to waive pre-emptive right over 30% stake in Tropicana Gold Mine, allowing Regis Resources to acquire stake from IGO Limited

SUMMARY STATISTICS

Capitalization		
Closing Share Price (19-Jul-21)	(US$)	$19.38
F.D. ITM Shares	(mm)	421
F.D. ITM Market Cap	**(US$ mm)**	**$8,152**
Add: Debt	(US$ mm)	$2,071
Add: Minority Interest	(US$ mm)	$51
Less: Cash	(US$ mm)	($1,001)
Less: MV of Inv.	(US$ mm)	($141)
Enterprise Value	**(US$ mm)**	**$9,132**
Total Liquidity[1]	**(US$ mm)**	**$2,544**

Trading Multiples		
P / NAV	(ratio)	1.08x
P / '21E CFPS	(ratio)	5.7x
EV / '21E EBITDA	(ratio)	4.3x

Market Data (Exchange: NYSE)		
52-Week High	(US$)	$38.50
52-Week Low	(US$)	$18.18
30-Day VWAP	(US$)	$19.71
One-Year Avg. Daily Vol	(k)	3,146
One-Year Avg. Daily Val	(US$ mm)	$78

Research Summary		
Number of Brokers	(#)	10
Median Target Share Price	(US$)	$25.41
Implied Premium to Current (19-Jul-21)	(%)	31%


40%
60%
Buy
Hold
Sell
Unknown

SELECTED PRECEDENT ANTELOPE M&A >US$50 MM

Ann. Date	Acquirer	Target	Trans. Value	P / NAV	One-Day Prem.
			(US$ mm)	(ratio)	(%)
Feb-20	Harmony Gold	South African Assets (Antelope)	$226	0.62x	n.a.
Dec-19	Allied Gold	Sadiola (41% Antelope + 41% IMG)	$67	0.65x	n.a.
Oct-17	Harmony Gold	Vaal River (Antelope)	$300	0.90x	n.a.
Jun-15	Newmont	CC&V (Antelope)	$820	1.34x	n.a.
Feb-14	QKR	Navachab (Antelope)	$110	1.48x	n.a.
May-12	Antelope	50% Crixás	$220	1.64x	n.a.
Jan-08	Antelope	Golden Cycle	$156	n.a.	47%
May-03	Antelope	Ashanti Goldfields	$1,419	2.17x	27%
Jul-02	Antelope	46.25% Cerro Vanguardia	$90	0.76x	n.a.
Median				**1.12x**	**37%**

Source: Bloomberg, FactSet, public filings, street research
Note: "n.a." denotes not publicly available.
1. Liquidity calculated as cash + undrawn credit facilities.

Selected Public Companies – Junior and Intermediate Gold Producers

JUNIOR GOLD PRODUCER P / NAV (RATIO)


1.04x
0.97x
0.89x
0.86x
0.82x
0.81x
0.65x
0.63x
0.63x
0.62x
0.62x
0.61x
0.59x
0.55x
0.51x
0.41x
0.36x
0.28x
0.08x
Median: 0.62x
Wesdome
Silver Lake
Ramelius
Perseus
K92
Victoria
Pan African
Argonaut
Dacian
Galiano
Gold Road
Mandalay
Resolute
Westgold
Dundee
Superior
Golden Star
Harte
Hycroft

INTERMEDIATE GOLD PRODUCER P / NAV (RATIO)


1.36x
1.06x
1.04x
0.95x
0.85x
0.85x
0.83x
0.77x
0.75x
0.75x
0.72x
0.71x
0.68x
0.67x
0.57x
0.55x
0.48x
0.48x
0.45x
0.45x
0.39x
Median: 0.72x
Harmony
Evolution
Centamin
Endeavour Mining
Lundin Gold
Alamos
B2Gold
Pretium
Yamana
SSR Mining
New Gold
Centerra
OceanaGold
Sibanye-Stillwater
St Barbara
Regis
Torex
Eldorado
Equinox
Buenaventura
IAMGOLD

Source: FactSet, street research

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